EXHIBIT 99.1

Contact:

Kathleen O'Donnell

617-928-0820 x 270

FOR IMMEDIATE RELEASE

Matritech Provides Update on its NMP66™ Program

for Breast Cancer Detection

Newton, MA (May 23, 2005) – Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today provided an update on preliminary results of pre-clinical tests in its NMP66™ program for breast cancer detection. Researchers analyzed 298 prospectively collected, blinded serum samples, using experimental versions of a colorimetric sandwich immunoassay and qualitative reverse transcriptase polymerase chain reaction (RT-PCR) to detect the NMP66 protein complex in the blood of women with breast cancer. Serum samples were from women with a range of stages of breast cancer, biopsy confirmed benign breast diseases, and those with no mammographic evidence of breast conditions.

In these early results, the qualitative RT-PCR identified over 70% of the cancer sera. The colorimetric assay demonstrated good differentiation of noncancer samples; 80% of those with benign breast conditions or no evidence of disease had NMP66 protein levels that were undetectable or below the cutoff. Among postmenopausal women, those with positive colorimetric assay values were 70% more likely to have cancer than those with negative test values.

Professor Dr. Med. Diana Lueftner, of the Charite Hospital in Berlin, Germany, a teaching hospital of Humboldt University, who participated in collecting clinical samples, stated, “Tumor markers play a role in our treatment of breast cancer patients at the Charite Hospital, and speaking both as a physician and an investigator, I look forward to further development and results for the NMP66 marker. The 70% relative likelihood of a positive value indicating cancer compared to a negative test result in these preliminary results is encouraging. Current tumor markers have clinical utility for patients with metastatic disease. A test that could detect breast cancer earlier could improve patient care options and prognosis.”

According to Stephen D. Chubb, Matritech’s Chairman and C.E.O., “We are continuing to work on the NMP66 breast cancer program. Matritech’s researchers are conducting further investigations of the NMP66 complex to enhance the detection capability of these assays. Information from these evaluations will be incorporated into the next development phase of the program prior to initiating analysis of clinical trial samples for submission of a testing method to the FDA.”

About NMP66™ Proteins and Breast Cancer

The NMP66 breast cancer program in development is based on Matritech’s proprietary nuclear matrix protein (NMP) technology. NMPs comprise the protein framework that organizes DNA inside the cell. They change in amount in cancerous cells, making them excellent markers for a variety of cancers. NMPs are found in body fluids, are highly accurate and can be detected in a minimally invasive manner.

Matritech scientists, using a research mass spectrometer, discovered the existence of certain proteins (NMP66™) in the blood of breast cancer patients that were generally not present in the blood of women without detectable breast malignancy. Using both immunoassay and reverse transcriptase polymerase chain reaction (RT-PCR) methods, the Company’s scientists are continuing to refine the methods for detecting the NMP66 complex in the blood of women with breast cancer. The RT-PCR assay is designed to measure a unique RNA sequence associated with the NMP66 complex. Additional studies are being conducted to optimize the methods for analysis and detection.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22 BladderChek Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Matritech’s patent portfolio includes three patents exclusively licensed from the Massachusetts Institute of Technology and more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22 Test Kit and NMP22 BladderChek Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act

Any forward-looking statements relate to the Company's current expectations of the Company’s products and technology. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products, the impact of competitive products and pricing, and technical challenges in completing product and technology development. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

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